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                                                                     EXHIBIT 2.5

                                                                  CONFORMED COPY

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                        SATELITES MEXICANOS, S.A. DE C.V.

                                   AS ISSUER,

                                       AND

                              THE BANK OF NEW YORK

                                   AS TRUSTEE

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                             SUPPLEMENTAL INDENTURE

                          DATED AS OF NOVEMBER 25, 2002

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                         10 1/8% SENIOR NOTES DUE 2004

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         This SUPPLEMENTAL INDENTURE (the "Supplemental Indenture"), is dated as of November 25, 2002, by and between SATELITES MEXICANOS, S.A. de C.V., a corporation duly organized and existing under the laws of the United Mexican States (the "Company"), and THE BANK OF NEW YORK, a New York banking corporation, as Trustee (the "Trustee") and Principal Paying Agent.

                              W I T N E S S E T H:

         WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of February 2, 1998 (the "Indenture"), pursuant to which the Company has issued $320 million principal amount of its 10 1/8% Senior Notes due 2004 (the "Securities");

         WHEREAS, Section 9.2 of the Indenture provides that modifications and amendments to the Indenture may be made and one or more indentures supplemental to the Indenture entered into by the Company and the Trustee with the consent of the holders (the "Holders") of not less than a majority in aggregate principal amount of the outstanding Securities, except for certain specific events which require the consent of all Holders of the Securities;

         WHEREAS, the Company undertook a consent solicitation (the "Solicitation") pursuant to a Consent Solicitation Statement dated November 4, 2002, requesting that the Holders give their written consent to implement the amendments to the Indenture set forth in this Supplemental Indenture (the "Amendments");

         WHEREAS, the Company has received through the Solicitation the valid consents of the Holders of at least a majority in aggregate principal amount outstanding of the Securities consenting to the substance of the Amendments set forth in this Supplemental Indenture;

         WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, binding, and legal instrument in accordance with the terms of the Indenture have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized; and

         WHEREAS, the amendments effected by this Supplemental Indenture will not become operative unless and until the conditions set forth in Article Three are satisfied;

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Company and the Trustee hereby agree for the equal and ratable benefit of all holders of the Notes as follows:

                                   ARTICLE ONE
                                   DEFINITIONS

         The use of terms and expressions herein is in accordance with the definitions, uses and constructions contained in the Indenture.

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                                   ARTICLE TWO
                                   AMENDMENTS

         SECTION 2.1 INDENTURE AMENDMENTS. The Indenture is hereby amended by amending and restating Section 4.19 of the Indenture in its entirety to read as follows:

                  "The Company shall maintain and shall cause each Restricted Subsidiary to maintain, in full force and effect, in-orbit insurance against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business (a) prior to commercial operation of the satellite that is to replace Morelos II (the "Replacement Satellite"), with respect to Solidaridad 1 and Solidaridad 2 in an amount at least equal to $50 million in excess of the replacement cost (including launch fees) with respect to each of Solidaridad 1 and Solidaridad 2, provided that for so long as Moody's maintains a credit rating of Loral of Baa3 or better or S&P maintains a credit rating of Loral of BBB- or better, the Company or any Restricted Subsidiary may self-insure a portion of such in-orbit insurance in an amount not to exceed $25 million with respect to each of Solidaridad 1 and Solidaridad 2 to the extent such self-insurance is fully and unconditionally Guaranteed by Loral; and provided, further, that neither the Company nor any Restricted Subsidiary shall be required to maintain such $50 million of insurance in excess of the replacement cost insurance to the extent the Company and its Restricted Subsidiaries are not required to maintain such $50 million of excess insurance pursuant to the Senior Secured Credit Facilities or the Senior Secured Floating Rate Notes and (b) at all times after commercial operation of the Replacement Satellite, with respect to Solidaridad 1 and Solidaridad 2, and at all times with respect to the Replacement Satellite and with respect to each replacement satellite therefor, in an amount at least equal to $25 million in excess of the replacement cost (including launch fees) with respect to each satellite (including Solidaridad 1, Solidaridad 2 and the Replacement Satellite); provided that for so long as Moody's maintains a credit rating of Loral of Baa3 or better or S&P maintains a credit rating of Loral of BBB- or better, the Company or any Restricted Subsidiary may self-insurance a portion of such in-orbit insurance in an amount not to exceed $25 million with respect to each satellite to the extent such self-insurance is fully and unconditionally Guaranteed by Loral; and provided, further, that neither the Company nor any Restricted Subsidiary shall be required to maintain such $25 million of insurance in excess of the replacement cost insurance to the extent the Company and its Restricted Subsidiaries are not required to maintain such $25 million of excess insurance pursuant to the Senior Secured Credit Facilities or the Senior Secured Floating Rate Notes. All insurance required to be maintained hereunder shall be obtained from insurers that are customary in the satellite telecommunications industry.

                  Within 30 days following any date on which the Company is required to obtain insurance pursuant to this Section 4.19, the Company shall deliver to a Trust Officer of the Trustee an insurance certificate certifying the amount of insurance then carried and in full force and effect, and an Officers' Certificate stating that such insurance, together with any other insurance maintained by the Company, complies with the Indenture. In addition, the Company shall cause to be delivered to the Trustee no less than once each year an insurance certificate setting forth the amount of insurance then carried, which insurance certificate shall entitle the Trustee to:

                  (i) notice of any claim under any such insurance policy, and

                  (ii) at least 30 days' notice from the provider of such insurance prior to the cancellation of any such insurance.

                  In the event that the Company (or any Guarantor) receives proceeds from insurance

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         relating to any satellite, the Company (or any Guarantor) may use a portion of such proceeds to repay any vendor or third-party purchase money financing pertaining to such satellite that is required to be repaid by reason of the loss giving rise to such insurance proceeds. The Company (or any Guarantor) may use the remainder of such proceeds to develop, construct, launch and insure a replacement satellite (including components for a related ground spare) if such replacement satellite is of comparable or superior technological capability as compared with the satellite being replaced and has at least as much transmission capacity as the satellite being replaced; provided the Company delivers to the Trustee an Officers' Certificate certifying that such replacement satellite is scheduled to be launched within 24 months of the receipt of such proceeds. Any such proceeds not used as permitted by this paragraph shall be applied, within 90 days after the expiration of such 24 month period or such earlier date that the Company notifies the Trustee that it does not intend to apply such proceeds as provided above, to permanently reduce Indebtedness of the Company under the Senior Secured Credit Facilities or the Senior Secured Floating Rate Notes, or shall constitute "Excess Proceeds" for purposes of Section 4.18."

         SECTION 2.2 MUTATIS MUTANDIS EFFECT. The Indenture, as supplemented, is hereby amended mutatis mutandis to reflect the addition or amendment of each of the defined terms incorporated in the Indenture pursuant to Section 2.1 above.

                                  ARTICLE THREE
                                  EFFECTIVENESS

         SECTION 3.1 CONDITIONS TO EFFECTIVENESS. The amendments effected by this Supplemental Indenture shall not become operative unless and until the following have occurred:

         (a) each of the parties hereto has executed and delivered this Supplemental Indenture;

         (b) the holders of the Senior Secured Floating Rate Notes have validly waived compliance by the Company with Section 4.24 of the indenture governing the Senior Secured Floating Rate Notes with respect to the execution of the Supplemental Indenture; and

         (c) the lenders under the Senior Secured Credit Facilities have validly waived compliance by the Company with Section 7.9 of the credit agreement forming part of the Senior Secured Credit Facilities with respect to the execution of the Supplemental Indenture.

                                  ARTICLE FOUR
                                  MISCELLANEOUS

         SECTION 4.1 EFFECT OF THE SUPPLEMENTAL INDENTURE. This Supplemental Indenture supplements the Indenture and shall be a part, and subject to all the terms, thereof. Except as expressly supplemented hereby, the Indenture and the Notes issued thereunder shall continue in full force and effect.

         SECTION 4.2 GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW RULES.

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         SECTION 4.3       TRUSTEE MAKES NO REPRESENTATION. The Trustee makes
no representation as to the validity or sufficiency of this Supplemental Indenture.

         SECTION 4.4 EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction thereof.

         SECTION 4.5 COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement.

                            [Signature Page Follows]

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         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed as of the date first stated above.

                                    SATELITES MEXICANOS, S.A. DE C.V.

                                    By:   LAURO A. GONZALEZ MORENO
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                                       Name:  Lauro A. Gonzalez Moreno
                                       Title: Chief Executive Officer

                                    By:   CYNTHIA PELINI
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                                       Name:  Cynthia Pelini
                                       Title: Chief Financial Officer

                                    THE BANK OF NEW YORK, as Trustee

                                    By:   MIGUEL BARRIOS
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                                       Name:  Miguel Barrios
                                       Title: Vice President

                    [Signature Page - Supplemental Indenture]